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                                                                   EXHIBIT 10.12

                             AMENDMENT TO AGREEMENT

     WHEREAS, W. P. Carey International LLC ("WPCI"), W. P. Carey & Co. LLC ("WPC LLC" and collectively with WPCI, its subsidiary, the "Companies") and Edward V. LaPuma, an employee of the Companies (the "Partner"), have previously entered into agreements regarding Partner's employment dated as of June 28, 2000 (the "2000 Employment Agreement") and March 21, 2003 (the "2003 Amended Employment Agreement") (collectively, the "Employment Agreements"), each of which currently remains in effect; and

     WHEREAS, the parties desire to further amend the Employment Agreements in a manner which reflects the parties' best efforts to comply with the provisions of
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of the Partner;

     NOW THEREFORE, the Companies and the Partner, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

     I. The 2003 Amended Employment Agreement shall be further amended as follows:

          1. Section 2(a) of the 2003 Amended Employment Agreement shall be amended and restated in its entirety to read as follows:

          Partner shall serve the Company as Managing Director and Chief Acquisitions Officer. It is the intention of the Company that Partner will one day succeed the current Chairman and Chief Executive Officer of the Company. In the event that Partner does not succeed the current Chairman and Chief Executive Officer prior to his separation from service for any reason other than by determination by a majority of the then members of the WPCI Board of Directors, as hereinafter defined, that Partner has displayed willful gross negligence, dishonesty, or gross incompetence while carrying out his duties for the Company, then, upon a separation from service from the Company and W. P. Carey & Co., LLC, Partner will be entitled to an award of $1,000,000. Such an award will also be payable (i) should (a) (prior to any determination by the WPCI Board of Directors pursuant to the preceding sentence) any individual, with the exception of William Polk Carey or Francis J. Carey, be allowed to hold a position senior to Partner, or (b) operations of the Company be materially different than as described in the Terms of Relationship (as attached as Exhibit B); and (ii) Partner separates from service from the Company and W. P. Carey & Co. LLC at any time on or after the occurrence of an event described in clause (i) of this sentence. Amounts payable under this Section shall be paid within 30 days of the Partner's separation from service; provided, however, if Partner is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code"), amounts payable pursuant to this Section shall be paid on the first business day following the six (6) month anniversary of the Partner's separation from service. Amounts payable under this Section shall be paid with interest for the period beginning on the date of Partner's separation from service and ending on the date such amount is paid, at a rate equal to the one-year Treasury bill rate as quoted in The Wall Street Journal (or in such other reliable publication as the Executive Committee, in its reasonable discretion, may determine to rely upon).

          2. The first and second sentences of Section 4 of the 2003 Amended Employment Agreement shall be amended and restated in their entirety to read as follows:

          During the Service Period, Partner shall receive cash compensation in the form of an annual Base Salary at the rate of $300,000, which shall be payable on the

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     regularly-scheduled date(s) provided in the Company's standard payroll procedures, with any additional compensation to be deemed Incentive Compensation (Base Salary and Incentive Compensation, together, constitute "Total Annual Compensation"). During the Service Period, Partner will receive an additional $200,000, which will be treated as a draw and will be payable in accordance with the Company's normal payroll practices, which draw shall offset any Incentive Compensation, commissions, or override payable to the Partner, subject to approval in the sole discretion of the Company, and limited to the amount of Incentive Compensation which is, by its terms, payable within two and one-half months of the end of the year in which (i) it is vested and (ii) otherwise subject to the draw, and does not otherwise constitute nonqualified deferred compensation within the meaning of Section 409A of the Code.

     II. The 2000 Employment Agreement shall be further amended as follows:

          1. Section 6(a) of the 2000 Employment Agreement shall be amended to add the following new paragraph at the end thereof as follows:

          The perquisites and expense reimbursements provided in this Section 6(a) shall be payable on the date(s) provided in the Company's standard payroll and reimbursement procedures with respect to such perquisites and expense reimbursements. Notwithstanding the foregoing sentence, to the extent reimbursed, all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Partner's taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Partner shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.

          2. The first five sentences of Section 6(b) of the 2000 Employment Agreement shall be amended and restated in their entirety to read as follows:

          During the term hereof, the Company shall reimburse Partner for the annual costs of individual life insurance coverage under a policy owned by Partner (or, at Partner's election, a trust established by Partner for the benefit of his beneficiaries) and pay for individual disability coverage for the Partner, up to a maximum annual amount for both life and disability insurance of $15,000 for each taxable year of the Partner; the reimbursement of life insurance premiums becoming due in each taxable year of Partner shall be made in accordance with the generally applicable policies and procedures of the Company for the period beginning upon the Commencement Date and ending upon the termination of the Agreement. Reimbursement of such costs shall be made in due course in accordance with the Company's standard practices, and all reimbursement payments with respect to reimbursement obligations incurred within a particular year shall be made no later than the end of the Partner's taxable year following the taxable year in which the reimbursement obligation was incurred. Pursuant to and subject to the first sentence hereof (including the amount specified therein): Unless Partner otherwise requests to obtain different coverage, as soon as reasonably practicable after the execution hereof, the Company shall (i) put in place individual life insurance coverage on Partner's life in the fact amount of $4,000,000 and shall continue such coverage in place during the Service Period (subject to Partner's being insurable) and (ii) pay the costs of such coverage, and Partner shall be the sole owner of any life insurance policy acquired (including the cash value thereof) without any assignment to the Company of any interest in such policy, and Partner shall have the right to designate the beneficiary or beneficiaries thereof. Partner shall be fully taxable for the reimbursements provided under this paragraph. Subject to, and pursuant to, the first sentence of this Section 6(b) (including the amount specified therein), unless Partner otherwise requests, as soon as reasonably practicable after the execution hereof, the Company shall assist Partner to obtain an individual disability benefits policy providing replacement income upon disability (in addition to any coverage otherwise available under the Company's generally applicable group coverage) of up to, but not exceeding, $10,000 in benefits per month. Notwithstanding


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     the foregoing, Partner's entitlement to a reimbursement of the costs of insurance for a taxable year pursuant to this Section 6(b) shall have no effect on Partner's entitlement to a reimbursement of such costs in any prior or subsequent taxable year, and shall not be subject to liquidation or exchange for another benefit.

          3. Section 6(c) of the 2000 Employment Agreement shall be amended and restated in its entirety as follows:

          The Company agrees to reimburse all reasonable expenses incurred or paid by Partner in the performance of Partner's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company for the period beginning upon the Commencement Date and ending upon the termination of the Agreement. Such expenses shall be reimbursed in due course in accordance with the Company's standard practices, and all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Partner's taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Partner shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, in the event such amounts are conditioned upon a separation from service and not compensation the Partnership could receive without separating from service, then such payments shall be made to Partner on the first business day following the six (6) month anniversary of the date of separation from service.

          4. The "Equity Acceleration" column under Section 7(b) of the 2000 Employment Agreement shall be amended by replacing the term "Payable" with "Accelerated" and the term "Not Payable" with "Not Accelerated" in every instance in which they appear in such column.

          5. Section 7(c) of the 2000 Employment Agreement shall be amended and restated in its entirety to read as follows:

               Earned Total Compensation shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days following end of the Service Period except that, if the Company exercises its discretion to pay Partner any additional Incentive Compensation in respect of his service for the period prior to the Partner's termination of services, such amount shall be payable at the same time as such amounts would otherwise be payable under the Company's usual practices; provided further that any such Incentive Compensation shall be made on or before the fifteenth day of the third month following the end of the Company's taxable year in which the right to the bonus vests. Accrued Employee Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract, or agreement under which such benefits have accrued. Severance Benefits, if applicable, shall be paid on the same regularly scheduled payroll dates as Partner would have received his Base Salary had he continued to be employed and for the period ending on the first to occur of (i) the first anniversary of Partner's termination of employment and (ii) the date on which Partner breaches any of the provisions of Paragraph 8; provided, however, that if the Partner is a specified employee within the meaning of
     Section 409A of the Code, the taxable amounts payable by the Company to the Partner pursuant to Section 7 and other Company separation pay plan amounts, including bonus and other amounts that are conditioned upon a separation from service and not compensation the Partner could receive without separating from service, and that otherwise constitutes "nonqualified deferred compensation" under Section 409A of the Code, shall be paid on the first business day following the six (6) month anniversary of the Partner's separation from service, on which date they shall be paid with interest for such period at a rate equal to the one-year Treasury bill rate as quoted in The Wall Street Journal (or in such other reliable publication as the


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     Executive Committee, in its reasonable discretion, may determine to rely upon) from the date of Partner's separation from service.

     III. Miscellaneous Provisions:

          1. The following new Section shall be added to the end of each Employment Agreement as follows:

               409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Code, including good faith, reasonable statutory interpretations of Section 409A that are contrary to the terms of the Agreement, if any, without diminution of value to Partner. Consistent with that intent, this Agreement shall be interpreted in a manner consistent with Section 409A. In the event that any provision that is necessary for the Agreement to comply with Section 409A is determined by the Company, with the consent of the Partner, to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Agreement.

          2. Any "separation from service" within the Employment Agreements shall mean a separation from service from both WPCI and WPC LLC and shall be construed consistent with Section 409A of the Code and the regulations thereunder. The term "termination" and "end of the Service Period", when used within the Employment Agreements in the context of a condition to, or timing of, payment shall be interpreted to mean a "separation from service" from both WPCI and WPC LLC, as that term is used in Section 409A of the Code.

          3. Except as provided in this amendment, the Employment Agreements are, in all other respects, unchanged and are and shall continue to be in full force and effect, and are hereby in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties have executed this amendment, in duplicate, on the dates set forth below.

                                     W. P. Carey International LLC


                                     By: /s/ Stacey L. Lamendola       12/31/08
                                         -------------------------   -----------
                                         Name: Stacey L. Lamendola   Date Signed
                                         Title: Vice President


                                     W. P. Carey & Co. LLC


                                     By: /s/ Stacey L. Lamendola       12/31/08
                                         -------------------------   -----------
                                         Name: Stacey L. Lamendola   Date Signed
                                         Title: Vice President


                                     Partner


                                     /s/ Edward L. LaPuma              12/31/08
                                     -----------------------------   -----------
                                     Edward V. LaPuma                Date Signed


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